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                                                                    EXHIBIT 10b.

                              EMPLOYMENT AGREEMENT
                              --------------------


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into this 8th day of July, 1997, by and among SUMMIT BANK, NATIONAL ASSOCIATION, a bank chartered under the laws of the United States ("Summit"), FIRSTFEDERAL FINANCIAL SERVICES CORP (the "Company"), and DAVID C. VERNON (the "Executive"), effective for all purposes and in all respects at the Closing as such term is defined in the Agreement of Affiliation and Plan of Merger dated December 30, 1996, by and between the Company and Summit Bancorp (the "Merger Agreement").

         WHEREAS, prior to Closing, Executive was Chairman of the Board, Chief Executive Officer, President, and a member of the Board of Directors of Summit;

         WHEREAS, as a result of the Merger Agreement, Company is acquiring all of the issued and outstanding capital stock of Summit;

         WHEREAS, Executive has unique talents and experience which are of value to Summit;

         WHEREAS, Summit desires to employ Executive in the capacity of Chairman of the Board, Chief Executive Officer, and President of Summit on and after the Closing on the terms and conditions set forth herein;

         WHEREAS, Executive desires to be employed by Summit in the aforesaid capacity; and

         WHEREAS, Executive and Summit desire to set forth in writing the terms and conditions of their agreements and understandings.

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, agree as follows:

         1. TERM. The term of this Agreement shall be a period of five (5) years commencing on the Closing Date (the "Commencement Date"), subject to earlier termination as provided herein. Beginning on the fifth anniversary of the Commencement Date, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year, PROVIDED THAT neither the Executive nor Summit has given notice to the other in writing at least 90 days prior to such anniversary that the term of this Agreement shall not be extended further. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.






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         2. EMPLOYMENT. The Executive is employed as the Chairman of the Board,
Chief Executive Officer, and President of Summit. As Chairman of the Board, Chief Executive Officer, and President, Executive shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, including but not limited to such duties and responsibilities as set forth in Exhibit A, and shall have such other powers and duties of an officer of Summit as the Summit Board of Directors may prescribe from time to time. The Executive shall continue to devote his best efforts and all his business time and attention to the business and affairs of Summit. During the Executive's employment with Summit, the Executive shall not engage in any activity which conflicts or interferes with the performance of the duties hereunder or usurps the business interest, existing or potential, of Summit. Executive may terminate his employment under this Agreement at any time upon ninety (90) days prior written notice.

         3. COMPENSATION.

         (a) SALARY. Summit agrees to pay the Executive during the term of this Agreement an annual base salary of One Hundred Thirty Thousand Dollars ($130,000.00) ("Base Salary"). The base salary shall be paid in accordance with Summit's standard pay practices and shall be subject to all local, state, and federal withholding requirements. The Base Salary may be raised from time to time within the sound discretion of the Summit Board of Directors but may not be reduced during the term of this Agreement.

         (b) DISCRETIONARY BONUSES. The Executive shall be entitled to discretionary bonuses as authorized and declared by the Company's Board of Directors subject to such terms and conditions set forth in the Management Incentive Compensation Plan.

         (c) EXPENSES. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Company and Summit, PROVIDED THAT the Executive properly accounts for such expenses in accordance with such policies and procedures.

         (d) NONCOMPETITION PAYMENT. In partial consideration for the execution of this Agreement, the Executive agrees to the noncompetition provisions set forth in Section 7 hereof.

         (e) CHANGE IN CONTROL. Subject to the terms of this Paragraph, in the event of Involuntary Termination in connection with or within 12 months after a Change in Control which occurs at any time while Executive is employed under this Agreement, Summit shall in addition to all other benefits set forth or provided for in this Agreement, (i) pay to the Executive in a lump sum in cash within 25 business days after the Date of Termination an amount equal to 299% of the Executive's "base amount" as defined in Section 280G of the Internal Revenue Code of 1986 as amended (the "Code"), excluding from such base amount the amounts received or to be received by the Executive solely in connection with
Section 5.1.15 of the Merger Agreement and the agreements listed on Schedule 18 hereof, (ii) provide to the Executive during the remaining






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term of this Agreement such health benefits as are maintained for executive officers of Summit from time to time during such remaining term of this Agreement or substantially the same health benefits as Summit maintains for its executive officers immediately prior to the Change in Control, whichever are greater. Notwithstanding any other provision of this Agreement, if payments under this Agreement, together with any other payments received or to be received by the Executive in connection with the change in control, would cause any amount to be non-deductible by Summit for federal income tax purposes pursuant to ss.280G of the Code, then the benefits under this Agreement (excluding therefrom any benefits under Schedule 18 and the agreements listed on Schedule 18 hereof and the Salary Continuation Agreement between Summit and Executive) shall be reduced (not less than zero) to the extent necessary so as to maximize payments to the Executive without causing any amount to become non-deductible by Summit or the Company. The Executive shall determine the allocation of such reduction among payments to the Executive.

         (f) BUSINESS ACQUISITION BONUS. In the event the Company or any subsidiary completes the acquisition of another financial institution for which Executive was substantially responsible for the identification and negotiation of such acquisition, Executive shall receive stock options or restricted stock in an amount and pursuant to such terms and conditions to be determined by the Company's Stock Option Committee of the Board of Directors.

         4. BENEFITS.

         (a) PARTICIPATION IN RETIREMENT AND EXECUTIVE BENEFIT PLANS. The Executive shall be entitled to participate in all plans relating to stock options (at a minimum level of 5,000 option shares for the first year of this Agreement; and thereafter as the Company's Stock Option Committee shall determine), thrift, profit-sharing, group life insurance, medical and dental coverage, education, and other retirement or employee benefits or combinations thereof ("Plans") that are now or hereafter maintained for the benefit of Summit's executive employees or its employees generally, provided that the Executive meets all eligibility requirements of such Plans and subject to the integration of such Plans into the Company's plans. In the event any of such Plans are not integrated into the Company's plans, Executive will nonetheless continue to receive the benefits of any Plans Summit continues to provide to its employees. During the term of this Agreement, Summit shall continue to pay the premiums on that certain universal life insurance policy insuring the Executive in the amount of $250,000.

         (b) FRINGE BENEFITS. The Executive shall be eligible to participate in, and receive benefits under, any other fringe benefit plans which are or may become applicable to Summit's executive officers specifically including but not limited to a car allowance in an amount not in excess of $600 per month, plus the cost of standard liability and casualty insurance coverage.

         (c) MEMBERSHIPS. Summit shall pay dues on behalf of Executive for memberships in Firestone Country Club and Fairlawn Country Club. Executive shall be responsible for all personal expenses incurred in connection with such memberships.







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         (d) SICK LEAVE. Executive shall be entitled to up to six (6) months of paid sick leave per year in the event of illness. Executive shall not be entitled to be compensated by Summit during sick leave in excess of six (6) months per year. Executive shall not be entitled to any additional compensation or benefit for any unused sick leave other than the payments due under a certain Salary Continuation Agreement dated July 15, 1993, by and between Executive and Summit.

         5. VACATIONS; LEAVE. The Executive shall be entitled to five (5) weeks or, if greater, that number of weeks of annual paid vacation provided in accordance with the policies established by Company's Board of Directors for executive employees and to voluntary leave of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors of Company may determine in its discretion.

         6. TERMINATION OF EMPLOYMENT.

         (a) INVOLUNTARY TERMINATION. The Summit Board of Directors may terminate the Executive's employment at any time, but, except in the case of Termination for Cause, termination of employment shall not prejudice the Executive's right to compensation or other benefits under this Agreement. In the event of Involuntary Termination, Summit shall pay to the Executive during the remaining term of this Agreement, his Base Salary at the rate in effect immediately prior to the Date of Termination, payable in such manner and at such times as such salary would have been payable to the Executive under Section 1 if the Executive had continued to be employed by Summit.

         (b) TERMINATION FOR CAUSE. In the event of Termination for Cause, Summit shall pay the Executive his salary through the Date of Termination, and Summit shall have no further obligation to the Executive under this Agreement.

         (c) DEATH; DISABILITY. In the event of the death of the Executive while employed under this Agreement and prior to any termination of employment, the Executive's estate, or such person as the Executive may have previously designated in writing, shall be entitled to receive from Summit the salary of the Executive through the last day of the calendar month in which the Executive died. If the Executive becomes disabled as defined in Summit's then current disability plan or if the Executive is otherwise unable to serve as Chairman of the Board, Chief Executive Officer, or President, the Executive shall be entitled to receive group and other disability income benefits of the type then provided by Summit for executive officers.

         7. NONCOMPETITION.

         (a) Executive covenants and agrees that:

                  (i) If Executive voluntarily terminates his employment or is terminated for Cause, Executive shall not, in the Market Area (as defined below), directly or indirectly, for a period commencing on the Closing Date and continuing for three years following the Date






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         of Termination (the "Restricted Period"), for whatever reason, directly or indirectly, whether as shareholder, partner, employee, officer, joint venturer, or agent of any person, firm or corporation or other entity or otherwise, engage in any or all of the following activities:

                  (a) Enter into or engage in any business which directly or indirectly competes with the business of Summit;

                  (b) Interfere or attempt to interfere with the business, goodwill, trade, customers or employees of Summit or with any one dealing with Summit in the operation of Summit's business;

                  (c) Solicit borrowers' and depositors' business, patronage, or perform any services for, any business which directly or indirectly competes with the business carried on by Summit;

                  (d) Promote or assist, financially or otherwise, any person, firm, association or corporation engaged in any business which directly or indirectly competes with the business carried on by Summit.

                  (ii) During the Restricted Period, the Executive shall not, directly or indirectly, knowingly solicit or encourage to leave the employment of Company or Summit, any employee of Summit or hire any employee who has left the employment of Summit after the date of this Agreement within one year of the termination of such employee's employment with Summit or such shorter period as shall be agreed by Summit in writing.

         (b) If the Executive violates this restrictive covenant and Summit brings legal action for injunctive or other relief, Summit shall not as a result of the time involved in obtaining the relief be deprived of the benefit of the full period of the restrictive covenant. Accordingly, the restrictive covenant shall be deemed to have the duration specified herein, computed from the date the relief is granted, but reduced by the time between the period when the restriction began to run and the date of the first violation of the covenant by Executive.

         If any court shall determine that the duration or geographical limit of any restriction contained in this paragraph is unenforceable, it is the intention of the parties that the restrictive covenant set forth herein shall not thereby be permitted to be terminated but shall be deemed amended to the extent required to render it valid and enforceable. Such amendment shall apply only with respect to the operation of this paragraph and the jurisdiction of the court that has made the adjudication.

         (c) If any court determines that any provision of this Section, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Section shall not thereby be affected and shall be given full effect, without regard to the invalid portions.







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         (d) If any court determines that any of the provisions of this Section, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provisions and, in its reduced form, such provision shall then be enforceable and shall be enforced.

         (e) Notwithstanding any term to the contrary herein, during the Restricted Period Executive may engage in the type of business currently conducted by Summit Banc Investments Corporation, and the restrictions set forth in subparagraphs 7(a)(i)(a), (b), (c) and (d) shall not apply to Executive's activities under this subparagraph (e).

         8. DISCLOSURE OF INFORMATION. The Executive acknowledges that in and as a result of his employment hereunder, he will be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to such matters as Summit's and its affiliated companies' trade secrets, systems, procedures, manuals, confidential reports, and lists of customers. As a material inducement to Summit to enter into this Agreement and for Summit to pay Executive compensation stated in Section 3, as well as any additional benefits provided for herein, Executive covenants and agrees that he shall not at any time during or following the term of his employment, directly or indirectly divulge or disclose for any purpose whatsoever any confidential information that has been obtained by or disclosed to him as the result of employment by Summit heretofore or hereafter, except that there shall be no breach of this Section so long as Executive is acting in good faith and there is no material harm to Summit; provided, however, that this duty of confidentiality shall not apply to information which is on the date hereof generally known to the public or which is subsequently made public by an individual authorized to do so.

         9. SURRENDER OF BOOKS AND RECORDS. Executive acknowledges that all files, books, records, literature, products, and other materials owned by Summit or its affiliates or used by it in connection with the conduct of its business shall at all times remain the property of Summit and that upon termination of the employment hereunder, irrespective of the time, manner, or cause of said termination, Executive will surrender to Summit all such files, books, records, literature, products, and other materials, other than such personal effects not related to the operation of the business.

         10. NO ASSIGNMENTS.

         (a) This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

         (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.







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         11. REMEDIES. It is recognized by Executive that a special and confidential relationship exists between Summit and Executive because of his knowledge, expertise and judgment and the dependence of Summit upon his knowledge, expertise and judgment. Executive agrees that the remedy at law for any breach of threatened breach of the covenants set forth in paragraphs 7, 8 and 9 hereof will be inadequate and that any breach or attempted breach of such covenants would cause such immediate and permanent damage as would be irreparable and the exact amount of which would be impossible to ascertain. Executive further agrees that in the event of any such breach or threatened breach of such covenants by Executive, in addition to any and all other legal and equitable remedies available, Summit may have any of such actions enjoined by any court authorized by law to take such action. Executive acknowledges and agrees that the limitations contained in paragraphs 7, 8 and 9 hereof are reasonable and properly required for the adequate protection of Summit.

         12. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to Summit at its home office, to the attention of the Board of Directors with a copy to the secretary of Summit, or, if to the Executive, to such home or other address as the Executive has most recently provided, in writing to Summit.

         13. AMENDMENTS. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

         14. HEADINGS. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity and unenforceability of any provisions shall not affect the validity or enforceability of the other provisions hereof.

         16. GOVERNING LAW. This Agreement shall be governed by and is to be construed and enforced in accordance with the laws of the State of Ohio.

         17. ARBITRATION. Any dispute or controversy arising hereunder or in connection with this Agreement shall be finally and conclusively determined by the decision of a board of arbitration consisting of three members (hereinafter sometimes called the "Board of Arbitration") collected as hereinafter provided. Both Summit and Executive shall select one member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach an agreement on a third member within 20 days after their selection, the third member shall thereafter be selected by the American Arbitration Association upon application made to it for such purpose by Summit. The Board of Arbitration shall meet in Wooster, Ohio, or in such other place as the majority of the members of the Board of Arbitration determines more appropriate and shall reach and render a decision in writing (concurred in by a






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majority by the members of the Board of Arbitration) with respect to the resolution of the dispute or controversy. In connection with rendering its decision, the Board of Arbitration shall adopt and follow such rules and procedures, except with regard to discovery matters, as a majority of the members of the Board of Arbitration deem necessary or appropriate. Arbitration discovery shall be that discovery allowed by Ohio Rules of Civil Procedure (Title V) as amended and modified by the parties herein permitting discovery by deposition, interrogatories, requests for admission, and production of documents, which Rules are incorporated by reference herein, but shall be modified in their application as follows: (i) depositions shall be limited to: the adversary (or in case of a corporation or other entity to two agents thereof who may be required to be identified as competent for the discovery purpose); other third party witnesses whose discovery may lead to relevant evidence for the preparation of the arbitration; other third party witnesses whose testimony reasonably needs to be perpetuated, including witnesses who by affidavit, state that they cannot be available for the hearing. Depositions of third party witnesses shall be limited to three; (ii) request for production of documents shall be limited to one set of relevant and reasonable requests and to such supplemental requests as may be reasonably required from information produced;
(iii) each side shall be permitted one set of interrogatories and request for admissions, each consisting of no more than thirty (30) items including sub-parts; (iv) the limitations contained herein on the number of depositions, requests for production of documents, interrogatories and requests for admissions may be modified by a majority of the members of the Board of Arbitration upon motion of a party; (v) all discovery disputes shall be resolved by the Board of Arbitration whose decision shall be final, except as below provided, in any post-award proceeding under O.R.C. Chapter 2711, the court may consider as an additional ground for vacating or modifying the award an Arbitration Discovery decision involving a gross abuse of discretion, the Board of Arbitration and/or the court shall also be empowered to impose costs, expenses (excluding attorney's fees) and sanctions as provided in the Rules of Civil Procedure against any party for failure to comply with the Arbitration Discovery, and to base such imposition on the same criteria used by the courts in similar circumstances. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than 30 calendar days following commencement of proceedings with respect thereto. The Board of Arbitration's written decision made by the Board of Arbitration (either prior to or after the expiration of such 30 calendar day period) shall be final, binding and conclusive on Summit and Executive and shall be entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each party shall bear its own costs and expenses and an equal share of the Board of Arbitration's fees and administrative fees of arbitration. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall restrict or prohibit any party to any arbitration under this Section from obtaining injunctive relief in connection with any claim hereunder.


         18. OTHER AGREEMENTS. At the Effective Time (as defined in the Merger Agreement), all agreements by and between Executive and Summit Bancorp and/or Summit Bank, National Association, formerly known as Summit Bank, except the agreements listed on the attached Schedule 18, which agreements are not considered benefits subject to the terms of this Agreement, shall terminate and be null and void. At the Effective Time, this Agreement shall constitute the sole agreement for employment for Executive, except that Executive's rights to compensation or






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other benefits under those agreements set forth in Schedule 18 shall not be prejudiced as a result of Involuntary or Voluntary Termination under this Agreement, except as set forth therein.


         19. CERTAIN REDUCTION OF PAYMENTS BY SUMMIT.

         (a) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and any regulations promulgated thereunder.

         20. DEFINITIONS.

         (a) The term "Date of Termination" means the earlier of (1) the date upon which Summit gives notice to the Executive of the termination of his employment with Summit other than pursuant to Paragraph 1 or (2) the date upon which the Executive ceases to serve as an employee of Summit.

         (b) The term "Involuntary Termination" means the termination of the employment of Executive without his express written consent, and shall include a material diminution of or interference with the Executive's duties, responsibilities and benefits as Chairman of the Board, Chief Executive Officer, and President of Summit, including (without limitation) any of the following actions unless consented to in writing by the Executive; (1) a change in the principal workplace of the Executive to a location outside Summit County; (2) a material demotion of the Executive; (3) a material reduction in the number or seniority of other Summit personnel reporting to the Executive or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Executive, other than as part of an Summit-wide reduction in staff; (4) a material adverse change in the Executive's salary, perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of Summit or the Company; and (5) a material permanent increase in the required hours of work or the workload of the Executive. The term "Involuntary Termination" does not include Termination for Cause or termination of employment due to retirement, death, or disability.

         (c) The terms "Termination for Cause" and "Terminated for Cause" mean termination of the employment of the Executive because of the Executive's gross negligence, unethical behavior, or any other acts which subject Summit to civil or criminal liability.

         (d) The term "Market Area" means Summit County, Ohio.

         (e) The term "Change in Control" means (1) an event of a nature that
(i) results in a change in control of Summit or the Company within the meaning of the Bank Holding Company Act and its related regulations, (12 USCS 1841 and 12 CFR 225) as in effect on the date hereof; or (ii) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); (2) any person (as that term is used in Sections 13(d) or 14(d) of the Exchange Act) who is or becomes the beneficial owner (as defined in Rule 13d-3 under the





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Exchange Act), directly or indirectly of securities of Summit or the Company representing 20% or more of Summit's or the Company's outstanding securities; or
(3) individuals who are members of the board of directors of the Company on the date hereof (the "Incumbent Board") who cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the nominating committee serving under the Incumbent Board, shall be considered a member of the Incumbent Board. The term "Change in Control" shall not include an acquisition of securities by an employee benefit plan of Summit or the Company.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

         THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

                                    SUMMIT BANK, NATIONAL
                                    ASSOCIATION

                                    By   /s/ David c. Vernon
                                        ---------------------------------------
                                    Name:  David C. Vernon
                                    Title: Chairman of the Board, President
                                           and Chief Executive Officer

                                    FIRSTFEDERAL FINANCIAL
                                    SERVICES CORP

                                    By   /s/ Gary G. Clark
                                        ---------------------------------------
                                    Name:  Gary G. Clark
                                    Title: Chairman of the Board, President
                                           and Chief Executive Officer

                                    EXECUTIVE:

                                     /s/ David C. Vernon
                                    ---------------------------------------
                                    David C. Vernon







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